EXHIBIT 10.6

Northwest	t (425) 608-3008	www.nwbio.com
Biotherapeutics, Inc.	(800) 519-0755	OTCBB: NWBT
f (425) 608-3009
18701 120th Avenue NE
Suite 101
Bothell, WA 98011

June 18, 2007
Dr. Alton Boynton
18701 120th Avenue NE, Suite 101
Bothell, WA 98011
Dear Dr. Boynton:
Your service to Northwest Biotherapeutics has been valuable and much appreciated over the years. The Board of Directors proposes to enter into an employment agreement with you for up to four more years of service in the senior management of the Company, with the following key terms, conditional upon the Admission to trading of the Company’s AIM Placing shares:
•	Title: CEO and President (though this may change if the Company recruits a new CEO in due course).

•	Term: Up to 4 years

•	Annual Salary: $331,250 (subject to potential increases based on annual review by the Compensation Committee of the Board of Directors)

•	Equity: Sufficient options to result in your holding 4% of the stock of the Company, on a fully diluted basis (i.e., including all of the shares issuable under options and warrants outstanding or reserved in the employee pool) immediately after Admission of the AIM Placing Shares for trading, when added to the total equity securities (stock, options, warrants, etc., regardless of terms) that you hold as of the time of Admission. Vesting shall occur over a 4-year period as defined in the Stock Option Grant Notice.

•	Bonuses: To be determined in the Board’s discretion for extraordinary and unanticipated accomplishments.

•	Termination: Employment will be at will. You may resign at any time with the notice required below, or without such notice (in which case certain consequences apply as described below). The Company may terminate your employment at any time “For Cause” or “Without Cause.” “Cause” is defined as, but not limited to, malfeasance, material non-performance or materially inadequate performance of your duties following written notice or other communication from the Board of such inadequate performance and a reasonable period of time to cure it one time. The recruitment of a CEO shall not be deemed a termination.

•	Effect of termination or resignation on options:
•	If your employment is terminated For Cause, your options will stop vesting, and options which are already vested as of the date of termination shall expire 24 hours after such termination.

•	If your employment is terminated Without Cause, options will continue to vest under their above stated schedule, and will be exercisable for up to their full exercise period, so long as you execute a separation and release agreement reasonably acceptable to the Company, and you do not work for or with a Competing Company (as defined below) in any capacity (employee, director, adviser, collaborator, etc.) while the vesting period is continuing. The term “Competing Company” means a business that is developing immunotherapies for cancer.

•	If you resign, the vesting of your options will cease. If your resignation complies with the notice and best efforts and good faith requirements below, your options will be exercisable for 90 days following the last day of employment. If your resignation does not comply with the notice and best efforts and good faith requirements below, your options will only be exercisable for 15 days following the last day of employment.
•	Outside activities: During the term of this Agreement, you shall not engage in any outside business activities except with express prior approval of the Board.

•	Non-competition: You agree not to work for or with any Competing Company (as defined above) for 1 year after resignation, termination or expiration of your employment with the Company. You must execute a non-competition agreement with the Company providing for this arrangement.

•	Assignment of inventions; confidentiality: All inventions conceived or developed by you during your employment by the Company must be assigned to the Company. You must also execute the Company’s standard invention assignment agreement and a limited power of attorney enabling the Company to make filings and take actions necessary to implement your assignments of inventions. You must also execute the Company’s standard confidentiality agreement.

•	Vacation and sick leave: 4 weeks of vacation, no carryover (use it or lose it) except in special circumstances with prior Board approval and then only up to 2 weeks; 2 weeks of sick leave, to be used only for sickness and medical appointments for yourself or family members.

•	Notice of resignation; best efforts: If you resign, you will give at least 90 days advance notice, and during those 90 days will devote best efforts, in good faith, to the Company’s business and any personnel transition. Failure to give 90 days notice will result in clawback of any bonuses paid to you and option vesting that occurred in the 6 months prior to the resignation announcement.

The Board hopes that you will find these terms agreeable. If so, please indicate your acceptance by countersigning below. We look forward to your continued important role in the Company for the next several years.
Sincerely,

NWBT BOARD OF DIRECTORS	I have read and accept this employment offer:
By:	By:

Name:	Name:
Title:
Date:	Date: